EXHIBIT 15

May 5, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 4, 2005 on our review of interim financial information of Honeywell International Inc. (the “Company”) as of and for the period ended March 31, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065 and 333-108461), and Form S-3 (Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874 and 333-101455), and on Form S-4 (No. 333-82049).

Very truly yours,

 /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP